Exhibit 4.2
                                     FORM OF

                           Class A Warrant Certificate

                               PATRIOT GOLD CORP.

This Warrant Certificate certifies that _____________, a ____________________, or its registered assigns, is the registered holder of ________ Class A Warrants (the "Warrantholder") to purchase shares (the "Warrant Shares") of Common Stock, par value $.001 per share, of Patriot Gold Corp, Inc. (the "Company"). Each Warrant entitles the holder, subject to the satisfaction of the conditions to exercise set forth in Section 7 of the Warrant Agreement referred to below, to purchase from the Company at any time or from time to time on or prior to 5:00 p.m., Vancouver time, on ____, 2006 (the "Warrant Expiration Date") one fully paid and nonassessable Warrant Share at the Exercise Price set forth in the Warrant Agreement. The number of Warrant Shares for which each Warrant is exercisable and the Exercise Price are subject to adjustment as provided in the Warrant Agreement.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants to purchase Warrant Shares and are issued pursuant to a Warrant Agreement, dated as of ____ 2003 (the "Warrant Agreement"), between the Company and ___________, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and Warrantholder.

Warrantholder may exercise vested Warrants by surrendering this Warrant Certificate, with the Election to Purchase attached hereto properly completed and executed, together with payment of the aggregate Exercise Price, at the offices of the Company specified in Section 15 of the Warrant Agreement. If upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or its assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

This Warrant Certificate, when surrendered at the offices of the Company specified in Section 15 of the Warrant Agreement, by the registered holder thereof in person, by legal representative or by attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, for one or more other Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Warrantholder may transfer the Warrants evidenced by this Warrant Certificate, in whole or in part, only in accordance with Sections 5 of the Warrant Agreement.

The Company may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.



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WITNESS the signatures of the duly authorized officers of the Company.


Dated:  ___________ ___, 2003


                                                     PATRIOT GOLD CORP.



                                              By:
                                                     ---------------------------
                                                                     Name:
                                                                     Title:



                                              By:
                                                     ---------------------------
                                                                     Name:
                                                                     Title: